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To the Board of Directors and Stockholders of
Physician Support Systems, Inc.
Landisville, Pennsylvania


We consent to the use in this Amendment No. 1 Registration Statement (relating to 3,000,000 shares of Common Stock) of Physician Support Systems, Inc. on Form S-1 of our report dated January 8, 1996 on the financial statements of Physician Support Systems, Inc., our report dated December 29, 1995 on the financial statements of North Coast Health Care Management Group, and our report dated January 5, 1996 on the financial statements of Medical Management Support, Inc., appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


New York, New York
January 16, 1996


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